EXHIBIT 15

August 13, 2003

ANSYS Inc.

275 Technology Drive

Canonsburg, PA 15317

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of ANSYS Inc. and subsidiaries for the periods ended June 30, 2003 and 2002, as indicated in our report dated July18, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statement No. 333-08613 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania